EXHIBIT 11

                      W. R. GRACE & CO. AND SUBSIDIARIES
 WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATIONS
                                 (Unaudited)


The weighted average number of shares of Common Stock outstanding were as follows (in thousands):

                                                                                                       3 Mos. Ended
                                                                                                  ----------------------
                                                                                                  3/31/96        3/31/95
                                                                                                  -------        -------
Weighted average number of shares of Common
      Stock outstanding.................................................................          97,888          94,137

Additional dilutive effect of outstanding options
      (as determined by the application of the treasury
      stock method).....................................................................           2,166           2,018
                                                                                                 -------          ------

Weighted average number of shares of Common
      Stock outstanding assuming full dilution..........................................         100,054          96,155
                                                                                                 =======          ======


Income used in the computation of earnings per share were as follows (in millions, except per share):

                                                                                                       3 Mos. Ended
                                                                                                  ----------------------
                                                                                                  3/31/96        3/31/95
                                                                                                  -------        -------
Net income..............................................................................           $63.6           $47.5

Dividends paid on preferred stocks......................................................             (.1)            (.1)
                                                                                                   -----           -----

Income used in per share computation of earnings and in per
      share computation of earnings assuming full dilution..............................           $63.5           $47.4
                                                                                                   =====           =====

Earnings per share......................................................................          $  .65          $  .50

Earnings per share assuming full dilution...............................................          $  .63          $  .49